Exhibit 5.1

September 10, 2013

Universal American Corp.

44 South Broadway, Suite 1200

White Plains, NY 10601

Ladies and Gentlemen:

I have acted as in-house legal counsel for Universal American Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the resale by certain selling stockholders (the “Selling Stockholders”) of up to 46,416,790 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), including 3,300,000 shares of Common Stock issuable upon conversion of non-voting common stock (the “Conversion Shares”) and 581,032 shares of Common Stock issuable upon exercise of outstanding stock options (the “Option Shares”), of the Company issued or issuable by the Company to the Selling Stockholders.    This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

As in-house legal counsel to the Company, I have examined such corporate records, agreements, documents and other instruments, and made such other examinations of matters of law and of fact as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, I am of the opinion that upon the conversion of the non-voting common stock in accordance with the stated terms thereof, the Conversion Shares will be validly issued, fully paid and non-assessable, that upon exercise of the stock options in accordance with the terms thereof and the Company’s receipt of payment of the aggregate exercise price therefore the Option Shares will be validly issued, fully paid and non-assessable and the Shares to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and I express no opinion as to the effect on the matters covered by this letter of the laws of

44 South Broadway, Suite 1200, White Plains, NY 10601

T.: 914 597 2956  F.: 866 866 7401

twolk@universalamerican.com

any other jurisdiction. I assume no obligation to revise or supplement this opinion in the event of future changes in laws or the interpretations thereof or any facts.

I hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.  In giving such consents, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Tony L. Wolk
SVP, General Counsel & Secretary